                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X]
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Check the appropriate box:

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[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Duramed Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)   Title of each class of securities to which transaction applies:
            __________________________________________________________________

       2)   Aggregate number of securities to which transaction applies:
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       3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]    Fee paid previously with preliminary materials.
[ ]    Check box if any part of the fee is offset as provided by Exchange
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       was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:
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       4)  Date Filed:
           ___________________________________________________________________

                          DURAMED PHARMACEUTICALS, INC.
                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


Dear Stockholder:

     We are pleased to invite you to attend the Annual Meeting of Stockholders of Duramed Pharmaceuticals, Inc., to be held at the Embassy Suites Hotel, 4554 Lake Forest Drive, Cincinnati, Ohio 45242, on September 30, 1999 at 9:00 a.m.
(EDT), for the purpose of considering and acting upon the following:

1.   The election of six directors of Duramed.

2. The ratification of Ernst & Young LLP as auditors of Duramed for the fiscal year ending December 31, 1999.

3.   Such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on August 6, 1999 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

                                          By Order of The Board of Directors



                                          E. THOMAS ARINGTON
                                          President and Chief Executive Officer

Cincinnati, Ohio
August 20, 1999


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

                          DURAMED PHARMACEUTICALS, INC.
                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249
                                 (513) 731-9900


                                 PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Duramed Pharmaceuticals, Inc. (the "Company" or "Duramed") of proxies to be voted at the Annual Meeting of Stockholders on September 30, 1999. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of the Company on or about August 20, 1999.


                          OUTSTANDING VOTING SECURITIES


     The number of voting securities of Duramed outstanding on August 6, 1999, the record date for the meeting, was 21,744,108 shares of Common Stock, $.01 par value, each entitled to one vote, owned by approximately 1,766 stockholders of record. A list of stockholders of the Company may be examined at the offices of Duramed at the address given above.


                               PROXIES AND VOTING


     When the enclosed proxy card is properly executed and returned, the shares it represents will be voted as specified; if no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to Duramed, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot.

     The cost of solicitation of proxies will be paid by Duramed. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of Duramed by personal interview, telephone and facsimile. Banks, brokerage houses and other record owners will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to beneficial owners and in obtaining voting instructions from those owners.

     The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting will be sufficient for the election of directors. Duramed's Common Stock has no cumulative voting rights. Other matters will be determined by the affirmative vote of a majority of the shares present in person or represented by proxy, with abstentions having the effect of negative votes and broker non-votes deemed to be absent shares. There are no rights of appraisal or similar rights of dissenting stockholders with respect to any matter to be acted upon at the meeting.


                             THE BOARD OF DIRECTORS


     The Company's corporate powers are exercised, and its business, property and affairs are managed, by or under the direction of the Board of Directors. The Board of Directors has been composed of five members, Messrs. E. Thomas Arington, Jeffrey T. Arington, George W. Baughman, Peter R. Seaver and S. Sundararaman, each of whom has been renominated for election at the Annual Meeting. At the time of the Annual Meeting the size of the Board will be increased to six, and Mr. Richard R. Frankovic has been nominated to fill the new position. The Board of Directors recommends that each of these nominees, described below, be elected to serve until the Annual Meeting in 2000 or until their successors are elected and qualified.

     E. THOMAS ARINGTON, age 62. Mr. Arington has been President, Chief Executive Officer and a director of the Company since 1987 and Chairman of the Board since 1988. Prior to joining the Company, he was President of MarketMaster, Inc., a health care consulting firm which was acquired by the Company in 1987. Mr. Arington's career has also included seventeen years with Lederle Laboratories, a division of American Cyanamid, where he held a variety of executive management positions.

     JEFFREY T. ARINGTON, age 38. Mr. Arington has been Senior Vice President, Marketing, Sales and Science of the Company since 1995 and a director since 1998. He served as the Company's Senior Vice President, Marketing, Science and Operations from 1994 until 1995, as Vice President, Sales and Marketing from 1989 until 1994 and as Executive Director of Sales and Marketing from 1987 until 1989. From 1984 until 1987, he was employed by MarketMaster, Inc. Jeffrey T. Arington is E. Thomas Arington's son.

     GEORGE W. BAUGHMAN, age 62. Mr. Baughman has been a director of the Company since 1989. Mr. Baughman has been President and Chairman of Advanced Research Associates, a consulting firm specializing in information systems and technology and in financial analysis and planning, for more than the past five years. He was employed by The Ohio State University for twenty-five years, retiring as Director of Special Projects, Office of President.

     RICHARD R. FRANKOVIC, age 57. Mr. Frankovic is a pharmaceutical industry consultant, having recently retired from Rugby Laboratories where he was employed since 1980 and served as President from 1984-1998. Prior to joining Rugby Laboratories, Mr. Frankovic was employed by Lederle Laboratories, a division of American Cyanamid, where he held a variety of management positions.

     PETER R. SEAVER, age 56. Mr. Seaver has been a director of the Company since 1998. Mr. Seaver has been President of the Health Care Group of Kaleidoscope Television, Inc., a health care cable company, since 1997. He joined Kaleidoscope Television following a thirty-year career with The Upjohn Company, a pharmaceutical manufacturer, where he held a variety of management and executive positions, including serving as Vice President of Marketing from 1987 until 1989, as Corporate Vice President of Worldwide Pharmaceutical Marketing from 1989 until 1995 and as Corporate Vice President of Health Care Policy during 1996.

     S. SUNDARARAMAN, age 63. Mr. Sundararaman is the Company's Secretary and has been a director of the Company since 1982. Mr. Sundararaman is Manager, Sales Automation and Distribution, USA for Lufthansa German Airlines and has been with that company since 1961.

     MEETINGS; COMMITTEES OF THE BOARD. Duramed's Board of Directors held eleven meetings in 1998, of which six were by conference telephone. The Board has an Audit Committee, composed during the past year of Messrs. Baughman (Chairman), Sundararaman and Seaver, which deals with financial reporting and control of the Company's assets. The Committee held one meeting during 1998. The Board also has a Compensation Committee, consisting in 1998 of Messrs. Sundararaman (Chairman), Baughman and Seaver, which has responsibility for making recommendations to the full Board concerning all matters dealing with officers' compensation and fringe benefits. Prior to Mr. Seaver's election to the Board in 1998, Mr. Stanley Morgan, who was a member of the Board of Directors at the time, was a member of the Compensation Committee. The Compensation Committee met nine times during 1998, five by conference telephone. The Board does not have a nominating committee. Each incumbent director attended more than seventy-five percent of the aggregate of all meetings of the Board of Directors which he was eligible to attend and all meetings of committees upon which he served during 1998.

     COMPENSATION OF DIRECTORS. During 1998, nonemployee directors of the Company received an annual fee of $10,000, fees of $1,200 for each Board meeting attended, plus reimbursement of expenses, and fees of $500 for each Board meeting held by conference telephone. Committee meeting fees are paid at the same rates as fees for Board meetings; however, no fees are paid for committee meetings held on the same dates as Board meetings. No fees are paid to directors who are also employees of the Company. Each new nonemployee director is automatically awarded options to purchase 10,000 shares of the Company's Common Stock; in subsequent years, a nonemployee director automatically receives options to purchase 5,000 shares of Common Stock. Each nonemployee director also is reimbursed by the Company for up to $7,500 per year in legal and financial consulting expenses.

     In December 1998, the Compensation Committee set the annual fee for nonemployee directors of the Company for 1999 at $30,000. Pursuant to the Company's new 1999 Nonemployee Director Stock Plan, $12,000 of the annual fee will be paid in shares of Duramed Common Stock and the remainder will be paid in cash. Also for 1999, fees of $1,500 will be paid for each Board meeting attended, $1,000 for each committee meeting attended and held on a date other than a Board meeting date, and $600 for each Board and committee meeting held by conference telephone.

     The Company has an unfunded pension plan covering nonemployee directors who have served on the Board for at least five years. No director who is, or at any time during the five years prior to the end of service as a director was, an employee of the Company may participate in the plan. The plan provides an annual benefit, payable monthly from the time a participating director ceases to be a member of the Board until death, equal to the director's most recent annual Board fee, as adjusted annually to reflect changes in the Consumer Price Index. The right of a director to receive benefits under the plan is forfeited if the director engages in any activity determined by the Board to be contrary to the best interests of the Company.


                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS


     The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young LLP, Certified Public Accountants, as independent auditors of the Company for the year 1999.

     Ernst & Young LLP has served the Company since 1984. The Company has been informed that neither Ernst & Young LLP nor any of its partners has any direct financial interest or any material indirect financial interest in the Company and during the past three years has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

     The Board of Directors recommends a vote "FOR" approval of Ernst & Young
LLP.

     In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1999 will be permitted to stand unless the Board finds other good reasons for making a change. Representatives of Ernst & Young LLP will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


     SUMMARY INFORMATION. The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by the Company to
(i) Mr. E. Thomas Arington and (ii) each of the Company's other executive officers whose salary and bonus during 1998 exceeded $100,000. Mr. Arington and these other persons are sometimes referred to as the "named executive officers."


                                                         SUMMARY COMPENSATION TABLE

                                                                                                  Long Term
                                                                                                Compensation
                                                 Annual Compensation                                Awards
                                               -------------------------------------------------------------------------------------
                                                                                    Other         Securities
                                                                                    Annual        Underlying
                                                                                   Compen-       Stock Option         All Other
        Name and                                                     Bonus          sation          Grants           Compensation
    Principal Position            Year            Salary ($)          ($)           ($)(1)           (#)                 ($)(2)
-----------------------------------------------------------------------------------------------------------------------------------
E. Thomas Arington                1998           $500,006              ---           ---           175,000             $62,669
Chief Executive Officer           1997            519,234              ---           ---             ---                43,423
                                  1996            369,213              ---           ---           518,500              32,522


Jeffrey T. Arington               1998           $177,250              ---           ---            23,000             $ 3,200
Senior Vice President,            1997            163,365              ---           ---            22,000               3,207
Sales and Marketing               1996            148,489              ---           ---            17,000               3,107



Timothy J. Holt                   1998           $172,250              ---           ---            20,000             $ 3,920
Senior Vice President,            1997            163,365              ---           ---            20,000               3,802
Finance and Treasurer             1996            145,883              ---           ---            15,000               3,188


----------------------------

(1) None, other than perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive officer.

(2) Amounts disclosed for 1998 are comprised of the following: (i) term and/or whole life insurance premium payments for the benefit of Mr. E. Thomas Arington ($53,017), and Mr. Timothy J. Holt ($720); (ii) disability insurance premium payments for Mr. E. Thomas Arington ($6,452); (iii) matching contributions to the Company's 401(k) Plan on behalf of Mr. E. Thomas Arington ($3,200), Mr. Jeffrey T. Arington ($3,200) and Mr. Timothy J. Holt ($3,200) in respect of their contributions to the Plan.

     STOCK OPTIONS. The following table presents information on option grants during 1998 to the named executive officers. The Company's plans do not provide for the grant of stock appreciation rights.



                                                           OPTION GRANTS IN LAST FISCAL YEAR



                               Individual Grants(1)
                       -------------------------------------------------------------------------------------------------------
                          Number of
                         Securities       % of Total                                                Potential Realizable
                         Underlying         Options                                              Value at Assumed Annual
                           Options        Granted to         Exercise                               Rates of Stock Price
                           Granted       Employees in     or Base Price     Expiration             Appreciation for Option
    Name                     (#)          Fiscal Year         ($/Sh)           Date                       Term
                                                                                              --------------------------------
                                                                                                5% ($)              10% ($)
------------------------------------------------------------------------------------------------------------------------------
E. Thomas Arington         175,000          25.7%             $5.625          4/13/08          $619,068          $1,568,840

Jeffrey T. Arington          8,000           1.2%             $5.625          4/13/08          $ 28,300           $ 71,718
                            15,000           2.2%             $3.687         12/17/08          $ 34,781           $ 88,142

Timothy J. Holt              8,000           1.2%             $5.625          4/13/08          $ 28,300           $ 71,718
                            12,000           1.8%             $3.687         12/17/08          $ 27,825           $ 70,514



----------------------------

(1) The options granted to Messrs. Jeffrey T. Arington and Timothy J. Holt having an expiration date of April 13, 2008 became exercisable immediately on April 13, 1998. All other options become exercisable at a maximum rate of 20% of the shares per year beginning on the first anniversary of the date of the grant.

         Each option becomes exercisable in full (i) if any person becomes, or commences a tender offer which could result in the person becoming, the beneficial owner of more than 50% of the outstanding shares of the Company's Common Stock or (ii) in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company. Under certain change-of-control circumstances, an optionee will be entitled to receive a cash payment equal to the difference between the "fair value" of all unexercised option shares and the aggregate option price of those shares.

         With respect to each named executive officer, the following table sets forth information concerning option exercises during 1998 and unexercised options held at December 31, 1998.





                                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                      AND FY-END OPTION VALUES


                                                                            Number of Securities        Value of Unexercised In-the-
                                                  Value Realized ($)      Underlying Unexercised          Money Options at FY-End
                                                                             Options at FY-End (#)                 ($)
                                                 (Market Price on
                        Shares Acquired on      Exercise Less Exercise         Exercisable/                   Exercisable/
     Name                  Exercise (#)                 Price)                 Unexercisable                  Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
E. Thomas Arington              ---                       ---                1,168,343/375,000               $1,867,123/$0

Jeffrey T. Arington             ---                       ---                 120,201/36,800                   $234,952/$945

Timothy J. Holt               3,000                     $9,561                91,334/39,000                    $178,993/$756



         EMPLOYMENT AGREEMENT. On March 30, 1994, the Company entered into an Amended and Restated Employment Agreement with Mr. E. Thomas Arington. The initial term of the Agreement expired on December 31, 1998; however, the Agreement provides for automatic annual extension if notice of termination is not given by either party prior to specified dates. No notice was given. Therefore, the effect of the Agreement is to continue with subsequent "rolling three year" minimum terms. The Agreement may be amended by agreement between the Compensation Committee of the Board of Directors and Mr. Arington.

         Under the Agreement, Mr. Arington is to receive a salary in an amount to be set by the Compensation Committee, but not less than $33,333 per month. Mr. Arington's salary was set at $500,000 for 1998 and remains at that level in 1999. The Agreement also entitled Mr. Arington to receive a 1998 bonus equal to 5% of the Company's income before taxes. Because of the Company's losses, no bonus was paid for 1998. After 1998, bonuses will be paid in such a manner and amount as the Compensation Committee determines from time to time.

         The Agreement provides for life and disability insurance and for certain other customary benefits. Options to purchase 254,685 shares of Common Stock previously granted to Mr. Arington are continued by the Agreement. If Mr. Arington's employment is voluntarily terminated by him, or if he is terminated by the Company with cause, the Agreement provides that he will not compete with the Company for a period of one year after termination.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

         Executive Compensation Policies. The Company's executive compensation consists of three components: annual salaries, annual bonuses and stock option grants.

         In a proactive response to various regulatory, industry-wide and Company-specific issues, the Company in late 1990 voluntarily suspended shipments of all its products and subsequently voluntarily surrendered all but two of its drug approvals. Thereafter, the Company's efforts were focused necessarily on a survival and recovery plan. Through execution of this plan, the Company returned to profitable operations in 1993 and 1994. In early 1995, a conscious decision was made by management to increase expenditures for manufacturing and other launch activities in connection with the then-anticipated approval of the Company's generic conjugated estrogens product and to provide the additional personnel and capital resources needed to implement the Company's business plan, including increased product development expenditures. In May 1997, the Food and Drug Administration determined that, at that time, it would not approve a generic conjugated estrogen product that was a substitute for Premarin(R). Nevertheless, the Company decided to continue its product development expenditures. This planned investment in the future contributed substantially to increased expenses, and therefore reduced levels of performance, and the Company has reported losses for each year since 1995. However, the Company's management has also recognized the importance of balancing a strong product development commitment against the need to conserve resources, and action has been taken to implement operational changes consistent with these two corporate goals. In March 1999, the Company received approval from the Food & Drug Administration to market Cenestin(TM) (synthetic conjugated estrogens, A) Tablets, the new plant derived synthetic conjugated estrogens product for the treatment of moderate-to-severe vasomotor symptoms associated with menopause. The Company believes that Cenestin will have a substantially favorable effect upon its operations. However, this improvement is not expected to become evident until at least late 1999.

         The Company's policies on executive compensation have reflected the Company's history since 1990. These policies have been designed to retain the services of competent and talented managers, and to obtain the services of additional individuals of similar caliber during a very difficult period. To that end, a significant component of executive compensation has been stock option grants which serve to align closely the interests of management with those of stockholders. Salary and bonus levels have been affected by the cash flow difficulties faced by the Company and, in the case of the Company's Chief Executive Officer, payment of portions of salary and bonus have been deferred from time to time until the Company's cash flow situation improved.

         During 1998, the Compensation Committee established target ranges of total cash salary and bonus compensation for different levels of management of the Company. The ranges of target total cash compensation were based upon the Compensation Committee's subjective judgment as appropriate to meet the policies on executive compensation described in the preceding paragraph. Actual salaries paid to the named executive officers for 1998 were at the very bottom of or below the target range. The Compensation Committee also determined that, immediately following the completion of each fiscal year, the Board of Directors will establish a bonus pool of up to 15% of pre-tax profits for that year. Management of the Company will then determine the amount of bonus to be received by each individual employee based upon a subjective evaluation of the performance of that individual. With respect to the Company's Chief Executive Officer this determination will be made by the Compensation Committee. The actual bonus to be received by an individual will not exceed 200% of that individual's salary.

         Annual Salaries. The annual salary of the Company's Chief Executive Officer is established pursuant to the terms of his Employment Agreement with the Company. Under the Employment Agreement, the Chief Executive Officer is to receive a salary in an amount to be set by the Compensation Committee, but not less than $33,333 per month. For 1998, the salary was set at $41,667 per month. This salary was approved by the Compensation Committee after consideration of a number of factors. These factors, which were applied in a subjective manner, included the Compensation Committee's desire to ensure the continued services of the Company's Chief Executive Officer.

         The Compensation Committee's consideration of the salary to be paid to the Company's Chief Executive Officer for 1999 involved a subjective consideration of the Company's operating results during 1998, the successful conclusions of the Company's private placements of Series E and F Preferred Stock which provided needed working capital for the Company, the entering into of various product agreements with other companies, the substantial efforts expended pursuing an approval from the FDA of the Company's conjugated estrogens product and the status of the Company's overall product development program. The Committee concluded that the salary for the Company's Chief Executive Officer for 1999 should be maintained at the level of $41,667 per month.

         Annual salaries for 1998 for executive officers other than the Chief Executive Officer were established by the Company's Chief Executive Officer, taking into consideration the target levels for total cash compensation established by the Compensation Committee, and were based upon factors which are typically subjective, such as his perception of the individual officer's performance, value to the Company, responsibility assumed, potential for assumption of increased responsibility and salary level needed to retain the services of the individual. The Company's lack of profitability and the market value of its stock were considered in a subjective manner in establishing executive officers' base salaries for 1998, but were not a substantial factor in such determination.

         Annual Bonuses. The Company's general policy is to pay annual bonuses to its executive officers. The Chief Executive Officer's Employment Agreement provided for a bonus (approved by the Company's stockholders in 1994) equal to 5% of the Company's income before taxes for 1998. For 1999 and subsequent years, the Employment Agreement provides that a bonus may be paid to the Chief Executive Officer in such manner and amount as the Compensation Committee may determine. The Committee has made no bonus determination at this point in time. Any bonuses paid to other executive officers are determined by the Company's Chief Executive Officer in consideration of the target levels for total cash compensation established by the Compensation Committee. The Chief Executive Officer's determination is subjective in nature and is based upon the factors outlined above under "Annual Salaries." The determination of bonuses for the Company's executive officers other than the Chief Executive Officer typically involves a subjective consideration of the Company's level of profitability during a particular year and the increase in the market value of the Company's Common Stock during that year. As a result of the Company's losses, no cash bonuses were paid or accrued for 1998.

         Stock Option Grants. Since the end of 1990, the Company has relied heavily upon significant grants of stock options for the purpose of providing incentives to management. These grants are made by the Compensation Committee of the Board of Directors. Stock option grants have, in the view of the Board, been the principal factor in enabling the Company to retain and build a competent management team in the face of the Company's financial condition.

         The size of option grants to individual employees of the Company is determined on a subjective basis, taking into account such factors as the employee's level of performance and responsibility and the loss which would be suffered by the Company if the employee were to leave the Company's employ. With respect to individuals other than the Company's Chief Executive Officer, the Committee also considers the recommendations of the Chief Executive Officer which are based on the same subjective factors described above. In making these determinations, the Committee considers the cash compensation received by recipients and the amount and terms of options already held by the recipients.

         Options to purchase 175,000 shares were granted to the Chief Executive Officer during 1998. Options to purchase 43,000 shares were granted to the Company's other executive officers. These option grants were made in consideration of the factors described above and also in recognition of the fact that the Company had not paid a cash bonus to its executive officers for 1997.


               Compensation Committee:                    Board of Directors:

               S. Sundararaman, Chairman                  E. Thomas Arington
               George W. Baughman                         Jeffrey T. Arington
               Peter R. Seaver                            George W. Baughman
                                                          Peter R. Seaver
                                                          S. Sundararaman


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. As discussed above under "Report of the Compensation Committee on Executive Compensation," Mr. E. Thomas Arington, the Company's Chief Executive Officer, determined the 1998 salaries of the Company's other named executive officers, taking into consideration the target range for total cash compensation established by the Compensation Committee.

         Prior to becoming a member of the Board of Directors of Duramed, Peter
R. Seaver performed consulting work for the Company from time to time. In 1998, and before he became a director, Mr. Seaver was paid $5,400 and reimbursement of expenses for his Duramed consulting work.

         PERFORMANCE GRAPH. The following graph and table compare, over the period shown, the cumulative total stockholder return of Duramed's Common Stock to the cumulative total return of companies included in the Center for Research in Security Prices' Index for The Nasdaq Stock Market (U.S. Companies) and in a peer group index comprised of Nasdaq Pharmaceuticals Stocks (SIC 2830-2839 U.S. and Foreign). In each case it is assumed that $100 was invested on December 31, 1993 and that all dividends were reinvested.



====================================================================================================================================
                                       1993            1994             1995          1996           1997         1998
------------------------------------------------------------------------------------------------------------------------------------
Duramed Pharmaceuticals(1)             $100            $281             $286          $133           $108         $ 71
------------------------------------------------------------------------------------------------------------------------------------
Nasdaq Index                           $100            $ 98             $138          $170           $209         $293
------------------------------------------------------------------------------------------------------------------------------------
Nasdaq Pharmaceuticals, Inc.           $100            $ 75             $138          $138           $143         $183
====================================================================================================================================


(1) The Company's Common Stock was delisted from The Nasdaq Stock Market in September 1991 and was relisted on September 19, 1994. Prices during the period from January to September 1994 are based on the averages of the bid and ask prices quoted on the OTC Bulletin Board; prices for other periods are based on the closing prices reported on The Nasdaq Stock Market.

                              CERTAIN TRANSACTIONS


     Mr. Philip B. Arington is employed by the Company as its Executive Director of Sales. His total cash compensation for 1998 was approximately $117,000. Mr. Christopher H. Arington is employed by the Company as its Business Director - Southwest Region. For 1998, his total cash compensation was approximately $94,000. Mr. Philip B. Arington and Mr. Christopher H. Arington are sons of Mr.
E. Thomas Arington, the Company's Chairman of the Board and Chief Executive Officer.


                           PRINCIPAL STOCKHOLDERS AND
                             HOLDINGS OF MANAGEMENT


     The following table sets forth, as of August 6, 1999, certain information with regard to the beneficial ownership of the Company's Common Stock by (i) each of the Company's stockholders known to hold more than 5% of the outstanding shares of Common Stock, (ii) each continuing director, nominee for director and named executive officer, individually, and (iii) all continuing directors, nominees and executive officers of the Company as a group.

                                                 Beneficial Ownership
                                                 --------------------
            Name                            Number Of Shares (1)   Percent
            ----                            --------------------   -------

E. Thomas Arington                              1,789,241           7.9%
7155 East Kemper Road
Cincinnati, Ohio  45249

Jeffrey T. Arington                               173,394             *

George W. Baughman                                 83,487             *

Richard R. Frankovic                                --               --

Peter R. Seaver                                    20,487             *

S. Sundararaman                                   219,203           1.0%

Timothy J. Holt                                   130,478             *

All directors, and
executive officers
as a group (seven persons)                      2,416,290          10.6%

*Less than one percent.


-------------------------

(1) Excludes shares of Common Stock subject to options which cannot be exercised within sixty days after August 6, 1999. Includes options to purchase the following numbers of shares: Mr. E. Thomas Arington, 803,343 shares; Mr. Jeffrey T. Arington, 131,701 shares; Mr. Baughman, 30,000 shares; Mr. Seaver, 15,000; Mr. Sundararaman, 25,000 shares; Mr. Holt, 110,134 shares; and all directors and executive officers as a group, 1,115,178 shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 1998 except that gifts made by E. Thomas Arington during 1998 to various family members, totaling 13,000 shares of Common Stock, were reported in April 1999 instead of on his February 1999 Form 5 and options granted to Mr. Seaver as a consultant prior to his becoming a director were reported on his February 1999 Form 5 instead of on his Form 3.


                              STOCKHOLDER PROPOSALS


     Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting if they are received by the Company before the close of business on April 22, 2000.

     In addition, if a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must follow procedures outlined in the Company's By-Laws. A copy of these procedures is available upon written request directed to the Senior Vice President, Finance and Administration at the Company's address given above. One of the procedural requirements in the By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. For the 2000 Annual Meeting, notice must be received by the Company no earlier than May 22, 2000 and no later than June 21, 2000.


                                 OTHER BUSINESS


     The Company is not aware of any other matters which may properly be presented at the meeting. However, if other matters do come before the meeting, proxies will be voted on those matters in accordance with the recommendations of the Board of Directors.


STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K/A BY WRITING TO THE SENIOR VICE PRESIDENT, FINANCE AND ADMINISTRATION OF THE COMPANY AT THE COMPANY'S ADDRESS SHOWN ABOVE.

                          DURAMED PHARMACEUTICALS, INC.
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            PROXY FOR ANNUAL MEETING


     The undersigned hereby appoints E. Thomas Arington and Timothy J. Holt, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Duramed Pharmaceuticals, Inc. to be held at the Embassy Suites Hotel, 4554 Lake Forest Drive, Cincinnati, Ohio 45242, on September 30, 1999, at 9:00 a.m. (EDT), and at any adjournments thereof:

1. Election of E. Thomas Arington, Jeffrey T. Arington, George W. Baughman, Richard R. Frankovic, Peter R. Seaver, and S. Sundararaman as directors.

     [ ]  FOR all nominees                      [ ] WITHHELD from all nominees
     [ ]  For all nominees except as noted on line below:

*EXCEPTIONS__________________________________________________

2.   [ ]  FOR      [ ] AGAINST  [ ] ABSTAIN

     on the proposal to ratify the appointment of Ernst & Young LLP as independent auditors.

3.   Upon such other business as may properly come before the meeting.

     The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED "FOR" THE PROPOSAL AND IN FAVOR OF ALL OF THE NOMINEES LISTED ABOVE. As to any other matter or if any of said nominees are not available for election, said attorneys shall vote in accordance with the recommendation of the Board of Directors.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

      Please mark:   I do[ ]   do not[ ]        plan to attend the meeting.

                                    Dated: ___________________________, 1999

                                    ________________________________________

                                    ________________________________________
                                          (Signature of Stockholder)

                                    IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.